EXHIBIT 10.1

AMENDED AND RESTATED LEASE AGREEMENT

BETWEEN

CLINTON ASSET HOLDING ASSOCIATES, L.P., LANDLORD

and

HOME PROPERTIES, L.P., TENANT

FOR SPACE LOCATED AT

CLINTON SQUARE

BROAD STREET

ROCHESTER, NEW YORK

EXHIBIT REFERENCES

EXHIBIT A                                Floor Plan of Premises

EXHIBIT B                                Schedule of Janitorial Services

AMENDED AND RESTATED LEASE AGREEMENT

This Amended and Restated Lease Agreement (this “Lease”) is made and entered into as of the 6th day of July, 2009, by and between CLINTON ASSET HOLDING ASSOCIATES, L.P., a New York limited partnership, hereinafter called “Landlord”, and HOME PROPERTIES, L.P. (formerly known as Home Properties of New York, L.P.), a New York limited partnership, hereinafter called “Tenant”.

WHEREAS, Landlord and Tenant have previously entered into a Lease dated March 1, 1998, pertaining to the 1st, 2nd and 8th floors of the building commonly know as Clinton Square located on the north side of Broad Street, in the City of Rochester, New York (“Building”), which Lease was subsequently amended by Amendment No. One to Lease, dated as of July 14, 2000; Amendment No. Two to Lease, dated as of May 1, 2001; and Amendment No. Three to Lease, dated as of November 3, 2005 (as amended, the “First Lease”).

WHEREAS, Landlord and Tenant have also previously entered into a Lease dated July 30, 2001 (the “Second Lease”), pertaining to the 3rd floor of the Building.

WHEREAS, Landlord and Tenant now wish, effective as of October 1, 2009 (the “Commencement Date”), to consolidate, amend and restate the First Lease and the Second Lease (collectively, the “Prior Leases”) all as more fully set forth in this Lease.

NOW, THEREFORE, the parties agree as follows:

This Lease contains a number of defined terms, each of which is identified by having the initial letter of each word capitalized.  For convenience, a list of the defined terms, and the Sections where the definitions can be found, is set forth on the following page.

SectionDefined Term
4(c)    Additional Rent
7(a)   Allowance
8(a)           Alterations
31(c)         Bankruptcy Code
4(b)           Base Rent
1(c)           BOMA Standard
32              Broadstone
Intro         Building
32             CB
Intro        Commencement Date
1(e)          Contraction Date
1(e)          Contraction Notice
1(e)          Contraction Option
1(e)          Contraction Space
16             Contractor
20(c)        Default Termination
Intro        Effective Date
5(a)          Excess Utility Charges
1(f)           Expansion Space
1(g)          First Floor Space
Intro         First Lease
1(a)           Garage
4(f)           Index
2(a)          Initial Term
4(d)          Interest Charge
Intro         Landlord
42              Landlord's Offer Notice

SectionDefined Term
4(d)          Late Charge
Intro        Lease
3               Loss and Expense
46             Mortgagee Approval Contingency
20(e)         Net Rents
19(c)         Notice Date
1(a)           Premises
Intro         Prior Leases
1(a)           Project
42             ROFO
42             ROFO Space
1(e)           Real Estate Commissions
6(a)           Real Property Taxes
2(b)           Renewal Term
4(a)           Rent
1(c)           Rentable Square Feet
Intro         Second Lease
22              SNDA
46              SNDA Contingency
1(g)           Temporary Space
1(g)           Temporary Space Rent
                      Commencement Date
Intro         Tenant
7(a)           Tenant Improvement Work
7(a)           Tenant Improvements
42             Tenant's Offer Notice
2(c)           Term
5(e)           Utility Statement

For and in consideration of the rents, covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows.

1.   THE PREMISES

(a)   Effective as of the Commencement Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, subject to the provisions of Section 1(g) below, approximately 62,213 Rentable Square Feet in the Building as shown on the floor plans attached hereto as “Exhibit A”.  The “Premises” consists of approximately 24,072 Rentable Square Feet on the eighth (8th) floor, 24,072 Rentable Square Feet on the third (3rd) floor and 14,069 Rentable Square Feet on the second (2nd) floor.  The term Building shall also include (i) the land upon which the Building is situated and which surrounds the Building and (ii) the connector walkway to Chase Tower.  Landlord has also constructed a parking garage for approximately 400 automobiles (the “Garage”) beneath the Building and extending beyond the footprint of the Building.  The Garage shall not be included in the term “Building”.  The Garage shall include all construction and space below the concrete floor that forms the ceiling of the Garage except all mechanical rooms which service the Building, all elevators which serve the Building and the Garage, and all vertical penetrations which extend from the Building such as the elevator shafts and plumbing related to the operation of the Building, which shall all be part of the Building.  The Building and the Garage are hereinafter referred to as the “Project”.

(b)   Landlord grants to Tenant the non-exclusive right to use the common areas of the Building including, but not limited to, elevators, stairwells and lobbies.

(c)   For the purposes of this Lease, “Rentable Square Feet” has been determined by using the Building Owners and Managers Association International’s Standard Method for Measuring Floor Area in Office Buildings, Reprinted as of 1996, ANSI, Z65.1-1996 Approved June 7, 1996 (the “BOMA Standard”).  The usable to rentable add on factor for the Building is approximately twelve percent (12%).

(d)    [Intentionally Deleted]

(e)   Provided Tenant is not in default pursuant to the terms of this Lease, Tenant shall have the one-time option (“Contraction Option”) to reduce the size of the Premises by up to ten percent (10%) at any time after October 1, 2014, by providing Landlord with a written notice (“Contraction Notice”) specifying the date (“Contraction Date”) that the contraction will be effective, which Contraction Date shall be not less than twelve (12) months following the Contraction Notice.  The Contraction Notice will also specify the space that will, as of the Contraction Date, no longer be covered by this Lease, which space is hereafter referred to as the "Contraction Space.”  The Contraction Space may be on any floor(s) of the Premises provided it is delivered to Landlord in a marketable configuration as reasonably determined by Landlord. Should Tenant exercise the Contraction Option, then upon the Contraction Date, the Base Rent shall be reduced by the percentage determined by dividing the size of the Construction Space by the size of the Premises (as the Premises exists immediately before the Contraction Date); provided, however, Tenant shall for the remainder of the Initial Term pay to Landlord, as Additional Rent, in monthly installments at the same time and in the same manner as Base Rent, a monthly amount equal to twelve cents (12¢) multiplied by the number of Rentable Square Feet comprising the Contraction Space.

(f)   The Premises includes approximately 5,020 Rental Square Feet on the 8th floor of the Building, which space is currently occupied by Stonehurst Capital ("Expansion Space").  It is anticipated that the Expansion Space shall be vacated by July 31, 2009, and in any event, Landlord will deliver the Expansion Space broom clean and ready for commencement by Tenant of the Tenant Improvement Work by no later than October 31, 2009.

(g)   Pursuant to the First Lease, Tenant currently occupies approximately 16,379 Rentable Square Feet on the first floor of the Building ("First Floor Space").  From the date hereof until the Commencement Date, Tenant's occupancy of the First Floor Space shall continue to be governed by the First Lease.  From the Commencement Date until the date (the "Temporary Space Rent Commencement Date") that is three (3) months after the date Landlord delivers the Expansion Space to Tenant in accordance with Section 1(f) above, Tenant may occupy for no rental or other cost and expense whatsoever the portion of the First Floor Space (the “Temporary Space”) that comprises approximately 8,920 Rentable Square Feet and is located on the east side of the First Floor.  Tenant may also continue to occupy the Temporary Space from the Temporary Space Rent Commencement Date through and including March 31, 2010, by paying to Landlord an additional $5,000 of Base Rent per month.  Tenant will vacate and surrender the Temporary Space in broom clean condition by no later than April 1, 2010.  At the time Tenant surrenders the Temporary Space, Tenant shall also perform any restoration work to the Temporary Space that may be required by Sections 8(b) and 9 of this Lease.  From the Commencement Date through the date the Temporary Space is vacated by Tenant, the Temporary Space shall be included within the Premises.

2.    TERM

(a)   The initial term of this Lease (the “Initial Term”) shall commence on the Commencement Date and shall terminate on September 30, 2019.  Until the Commencement Date, all terms and conditions of the Prior Leases shall continue in full force and effect.

(b)   Tenant is hereby granted two options to extend the term of this Lease for two (2) consecutive periods of five (5) years each (each, individually a “Renewal Term” and collectively the “Renewal Terms”), upon the same terms, covenants and conditions applicable during the Initial Term, except the Base Rent shall be adjusted as set forth in Section 4(f) below.  Provided that Tenant is not in default of its obligations under this Lease, Tenant shall be permitted to exercise each option to extend this Lease by giving written notice to Landlord no less than twelve (12) months prior to the end of the Initial Term or first Renewal Term, as the case may be.  Time is of the essence with respect to Tenant’s extension notices.  If Tenant fails to give a valid extension notice, this Lease will expire at the end of the Initial Term or the first Renewal Term, as the case may be.

(c)   As used in this Lease, the word “Term” shall mean, collectively, the Initial Term and, to the extent Tenant exercises its renewal options, the Renewal Terms.

(d)   Provided Tenant is not in default pursuant to the terms of this Lease, Tenant shall have the one-time right to terminate this Lease as of October 1, 2016, by providing Landlord with a written termination notice no later than October 1, 2015.  Should Tenant exercise its termination right, in order for such termination to take effect, Tenant shall pay to Landlord by October 1, 2016, an amount equal to the unamortized Allowance and the CB Commission, as amortized over the Initial Term at a rate of seven percent (7%) per annum.  Time is of the essence with respect to Tenant’s termination notice.

(e)   Prior to the Commencement Date the Prior Leases shall continue to govern all rights and obligations of Landlord and Tenant pertaining to the Building, except that from and after the date the Mortgagee Approval Contingency is satisfied, Tenant shall be entitled to commence the Tenant Improvement Work pursuant and subject to the provisions of Section 7 of this Lease.

3.    USE

(a)   Tenant may use and occupy the Premises only for general office purposes and accessory uses.  The Premises shall not be used for any other purpose without the prior consent of Landlord. Tenant shall not engage in any activity in the Premises that may require a retail or wholesale liquor license or permit.  Tenant shall not use or occupy the Premises for any unlawful purpose, and shall comply with all applicable laws, ordinances, regulations, and orders of all governments, governmental agencies and any other public authorities having jurisdiction over the Premises insofar as they relate to Tenant’s obligations under this Lease or its occupancy and use of the Project.  Landlord represents that all floors of the Building may be used for general office purposes under current law.

(b)   Tenant will have the right to contest by appropriate proceedings diligently conducted in good faith in the name of Tenant or, with the prior consent of the Landlord (which consent may be withheld by Landlord in its sole discretion), in the name of Landlord, or both, without cost or expense to Landlord, the validity or application of any law, ordinance, order, rule, regulation or legal requirement of any nature.  If compliance with any law, ordinance, order, rule, regulation, or requirement may legally be delayed pending the prosecution of any proceeding without incurring any lien, charge, or liability of any kind against the Premises, or Tenant's interest in the Premises, and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure to comply, Tenant may delay compliance until the final determination of the proceeding.  Even if a lien, charge, or liability may be incurred by reason of any delay, Tenant may contest and delay, so long as (a) the contest or delay does not subject Landlord to criminal liability and (b) Tenant furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of any contest or delay.  Landlord will not be required to join any proceedings pursuant to this Section unless the provision of any applicable law, rule, or regulation at the time in effect requires that the proceedings be brought by or in the name of Landlord, or both.  In that event Landlord will join the proceedings or permit them to be brought in its name if Tenant pays all related expenses.  Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, liabilities, suits, judgments, damages, demands, costs and/or expenses, including reasonable attorneys’ fees (collectively "Loss and Expense"), that may arise out of any exercise by Tenant of its rights pursuant to this Section 3(b).

4.   RENT

(a)   As used in this Lease, the term “Rent” shall mean all Base Rent and Additional Rent.

(b)   Tenant covenants and agrees to pay to Landlord base rent (“Base Rent”) in the following monthly amounts, subject to adjustment pursuant to Sections 1(e) and 1(g) above:

(i)   Commencing on the Commencement Date, and on the first day of each month thereafter to and including December 1, 2010, Tenant shall pay monthly installments of Base Rent equal to $108,872.75;

(ii)   Commencing on January 1, 2011, and on the first day of each month thereafter to and including December 1, 2011, Tenant shall pay monthly installments of Base Rent equal to $111,050.20

(iii)   Commencing on January 1, 2012, and on the first day of each month thereafter to and including December 1, 2012, Tenant shall pay monthly installments of Base Rent equal to $113,271.20;

(iv)   Commencing on January 1, 2013, and on the first day of each month thereafter to and including December 1, 2013, Tenant shall pay monthly installments of Base Rent equal to $115,536.62;

(v)   Commencing on January 1, 2014, and on the first day of each month thereafter to and including December 1, 2014, Tenant shall pay monthly installments of Base Rent equal to $117,847.35;

(vi)   On January 1, 2015, and on the first day of each month thereafter to and including December 1, 2015, Tenant shall pay monthly installments of Base Rent equal to $120,204.29;

(vii)   Commencing on January 1, 2016, and on the first day of each month thereafter to and including December 1, 2016, Tenant shall pay monthly installments of Base Rent equal to $122,608.37;

(viii)   Commencing on January 1, 2017, and on the first day of each month thereafter to and including December 1, 2017, Tenant shall pay monthly installments of Base Rent equal to $125,060.53;

(ix)   Commencing on January 1, 2018, and on the first day of each month thereafter to and including December 1, 2018, Tenant shall pay monthly installments of Base Rent equal to $127,561.74;

(x)   Commencing on January 1, 2019, and on the first day of each month thereafter to and including September 1, 2019, Tenant shall pay monthly installments of Base Rent equal to $130,112.97;

(c)   For purposes of this Lease, the term “Additional Rent” shall mean all monetary obligations owed by Tenant to Landlord under this Lease other than Base Rent.

(d)   Landlord shall have the right to impose, as Additional Rent, a late charge (the “Late Charge”) of $500 for any installment of Base Rent not received in collected funds by Landlord within ten (10) days after the date on which it was due.  If any sum due Landlord under this Lease is not received by Landlord in collected funds within ten (10) days after the date on which it was due, Landlord shall also have the right to collect, as Additional Rent, interest on that sum at a rate equal to the lesser of (i) two (2%) percent in excess of the prime lending rate of JPMorgan Chase Bank, or such other commercial bank as shall be reasonably selected by Landlord in the event that JPMorgan Chase Bank shall cease to provide a prime lending rate, commencing on the date the payment is due through and including the date the payment is received in collected funds, and (ii) the maximum rate permitted by applicable law (the “Interest Charge”).  If payment is made by check, funds shall be deemed to be collected on the day following delivery of the check to Landlord if the check is drawn on a local bank and otherwise five days after the check is delivered.

(e)   All payments of Rent required to be made by Tenant to Landlord hereunder shall be paid to Landlord in lawful money of the United States of America and, except as provided for herein, without any prior demand, set off or deduction whatsoever, and to the address set forth in Section 35 or at such other address as Landlord shall notify Tenant in writing.  If Landlord shall at any time accept any payment of Rent after it is due and payable, the acceptance shall not excuse delay in payment of Rent upon subsequent occasions or be construed as a waiver of any of Landlord’s rights under this Lease.  No payment or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent.  Payments of Rent, except as otherwise explicitly provided herein, shall be made without demand from Landlord.

(f)   For each Renewal Term, the Base Rent shall be increased by an amount determined by the following cost of living adjustment:  The cost of living adjustment for the first Renewal Term shall be based on the cumulative change from July 1, 2009 to July 1, 2019, in the Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of Labor For All U.S. Cities, All Items, All Urban Consumers (1982-84 = 100) (hereinafter referred to as the “Index”).  The cost of living adjustment for the second Renewal Term shall be based on the cumulative change from July 1, 2019 to July 1, 2024, in the Index.  If the Index, as of July 1, 2019 or July 1, 2024, shows a percentage increase over the Index as of the July 1, 2009 or July 1, 2019, respectively, the Base Rent shall be multiplied by seventy-five percent (75%) of the percentage increase and the product so obtained shall be added to, and become part of, the Base Rent for the applicable Renewal Term.  In the event the Index ceases to use 1982-1984 = 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in the Index, then the Index shall be adjusted to the figure that would have been arrived at had the manner of computing the Index in effect at the date of this Lease not been altered.  In the event such Index (or a successor or substitute Index) is not available, the parties shall use, as determined in good faith by Landlord, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Index.

5.    UTILITY CHARGES

(a)   Landlord shall, at Landlord's sole expense, provide heating and air-conditioning service to the Premises twelve hours (from 7 a.m. to 7 p.m.) each business day and 6 hours (from 9 a.m. to 3 p.m.) on weekends and on all holidays except New Year’s Day, Memorial Day, Fourth of July, Thanksgiving and Christmas.  Notwithstanding anything to the contrary contained in this Lease, charges for heating and air-conditioning the Premises in excess of those time periods ("Excess Utility Charges") shall be based on Landlord's estimate of actual costs, without profit to Landlord, and shall be deemed Additional Rent.

(b)   Not less than thirty (30) days prior to the Commencement Date, Landlord shall prepare and send to Tenant a preliminary estimate of Excess Utility Charges for the remaining portion of the then current calendar year.  Tenant shall pay such estimated amount as Additional Rent in three (3) equal monthly installments commencing on the Commencement Date.

(c)   Except as provided in paragraph (f) of this Section 5, on or before December 15 of each year during the Term, Landlord shall prepare and send to Tenant a preliminary estimate of Excess Utility Charges for the ensuing calendar year.  Tenant shall pay such estimated amount as Additional Rent in twelve equal monthly installments commencing January 1 of each year to and including December 1 of that year.

(d)   Except as provided in paragraph (f) of this Section 5, if Landlord fails to prepare and send to Tenant a preliminary estimate of Excess Utility Charges for any calendar year on or before December 15: (i) Tenant shall continue to pay each month an amount equal to the Excess Utility Charges paid on a monthly basis during the prior calendar year; and (ii) Landlord shall prepare and send to Tenant a preliminary estimate as soon thereafter as feasible.  Tenant shall, on the first day of the month following receipt of the preliminary estimate, pay as Additional Rent such estimated amount in equal monthly payments over the remainder of that calendar year plus any amount equal to the short-fall, if any, in the estimated Excess Utility Charges due for the preceding months of that calendar year.

(e)   Except as provided in paragraph (f) of this Section 5, within ninety (90) days after the expiration of each calendar year during the Term, Landlord shall submit to Tenant a statement of Excess Utility Charges for the prior calendar year (“Utility Statement”).  Should Landlord’s statement of Excess Utility Charges for the prior calendar year exceed the preliminary estimate, Tenant shall pay the excess on demand.  Should Landlord’s statement of Excess Utility Charges for the prior calendar year be less than the preliminary estimate, Landlord shall promptly refund the overpayment in accordance with the statement of Excess Utility Charges.

(f)   Landlord shall retain the right to separately meter the utility service to Tenant and to bill Tenant for the actual Excess Utility Charges.  In that event, the Excess Utility Charges shall be treated as Additional Rent and shall be paid by Tenant within fifteen (15) business days after Tenant’s receipt of an invoice from Landlord setting forth those charges.

         (g)    Notwithstanding the foregoing, Tenant shall have the right, within ninety (90) days following the submission by Landlord to Tenant of any Utility Statement, to dispute any Excess Utility Charges set forth in such Utility Statement by written notice to Landlord and to designate in such notice an independent electrical engineer or electrical consulting firm (“Tenant’s Consultant”) to make, at Tenant’s sole costs and expense a determination of the actual Excess Utility Charges.  If Tenant’s Consultant determines that the actual Excess Utility Charges are less than that set forth in the applicable Utility Statement, then Landlord shall promptly refund any overpayment previously made by Tenant.

6.   REAL PROPERTY TAXES

(a)   The term “Real Property Taxes” shall mean the total amount of all real estate taxes, special assessments, water and sewer charges, and other governmental charges, including any payments in lieu of real estate taxes, whether they be general or special, ordinary or extraordinary, foreseen or unforeseen, now or hereafter assessed, levied, or imposed upon the Project (including the Tenant Improvements and other leasehold improvements) together with any tax in the nature of a real property tax, any ad valorem tax on rent or any tax on income imposed in lieu of Real Property Taxes and any taxes and assessments which may hereafter be substituted for Real Property Taxes or be in addition to such taxes, assessments or charges and which are reasonably and equitably determined by Landlord to be a charge against the Project (including the Tenant Improvements and other leasehold improvements).  Unless any of the amounts described in the remainder of this sentence are imposed in lieu of Real Property Taxes, Real Property Taxes shall not include: (y) any income or excise tax with respect to the receipt of rent; or (z) any sales, net income, franchise, capital stock, estate, succession, excess profit, transfer, transfer gains or inheritance tax.

(b)   Except as otherwise permitted by applicable law in the case of protests of the amounts due, Landlord covenants and agrees promptly to pay all Real Property Taxes levied and assessed against the Project during the Term that may become due and payable, on or before the due date set for the Real Property Taxes.

(c)   If any business tax, rental tax, or other tax which is now or hereafter levied upon: (i) Tenant’s use or occupancy of the Premises; (ii) Tenant’s leasehold improvements; (iii) Tenant’s business at the Premises; or (iv) Landlord by virtue of Tenant’s occupancy of the Premises, or in the event that the mode of collection of any such taxes changes so that Landlord is responsible for collection or payment of such tax, any such taxes shall be paid by Tenant to Landlord as Additional Rent.

7.   TENANT IMPROVEMENTS

(a)   Landlord shall provide an allowance (the “Allowance”) of up to One Hundred Fifty Thousand Six Hundred Dollars ($150,600) for the cost of the work (“Tenant Improvement Work”) to be performed by Tenant to renovate the Premises, including, without limitation, the installation of cabling, signage, carpeting, drywall, ceiling tiles, furniture, fixtures and equipment (“Tenant Improvements”).  The Allowance may also be used towards the expenses associated with the physical move from the First Floor Space and/or into the Expansion Space, as well as interior design, architectural and engineering expenses.  If Tenant has not used any portion of the Allowance by the date that is six (6) months after the later of (i) the date that the Mortgagee Approval Contingency is satisfied or (ii) the date Landlord has approved all plans and specifications for the Tenant Improvements in accordance with Section 7(e), such unused portion of the Allowance will be forfeited by Tenant.  No portion of the Allowance may be used to offset Rent.

(b)   Tenant’s selection of coverings for exterior windows shall be subject to Landlord’s approval, with the intention that all coverings for exterior windows in the Building shall be uniform.

(c)   The Allowance will be available starting on the Commencement Date and shall be advanced no more frequently than once per month as paid invoices for the Tenant Improvement Work are presented for payment, together with mechanic’s lien waivers and such other documentation as Landlord shall reasonably request to substantiate the performance of the work for which the advance is sought.

(d)   Tenant shall cause the costs for the Tenant Improvements to be paid for in full and shall provide Landlord with a certificate to that effect promptly after completion of the Tenant Improvements.  Tenant shall subsequently provide Landlord with such other documentation as Landlord may reasonably request to substantiate Tenant’s certifications.

(e)   The Tenant Improvements shall constitute Alterations and, therefore, performance of the Tenant Improvement Work will be subject to all provisions of Section 9 below.  The Tenant Improvement Work may commence upon the later of (i) the date the Mortgagee Approval Contingency is satisfied, or (ii) the date Tenant obtains the Landlord’s written approval of the Tenant’s proposed plans and specifications for the Tenant Improvements.

8.   ALTERATIONS

(a)   Tenant shall make no alterations, installations, additions or improvements, including replacements of any items (herein collectively called “Alterations”) in or to the Premises or the Project without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld  Notwithstanding the foregoing, Tenant shall be permitted to make any cosmetic Alterations costing less than $20,000 in the aggregate in any given year without necessity of obtaining Landlord’s consent.  Landlord may condition its consent, if the requested Alteration would in Landlord’s reasonable opinion materially affect the structure, mechanical, plumbing, or electrical systems of the Project, upon Tenant’s agreeing to be responsible for all costs to integrate the Alteration with the structure of the Project or such systems.  All Alterations which affect the structure of the Project or the HVAC, electrical, mechanical, or plumbing systems of the Project shall be performed by contractors reasonably approved by Landlord at Tenant’s cost and expense, subject to the provisions of Section 7 above.  Upon Tenant’s request, Landlord shall provide Tenant with copies of full-floor mechanical, plumbing, and electrical plans for the Premises in paper and/or electronic format generally utilized in the industry (e.g., CAD format).  Prior to performing any Alteration, Tenant, at its sole cost and expense, must provide to Landlord, for its review and approval, a copy of the full-floor mechanical, plumbing, and electrical plans for the floor or floors on which the Alterations are to be made showing Tenant’s proposed Alterations.  Landlord agrees to cooperate in providing required access to work areas by a freight elevator and, if required, to the exterior and roof of the Building including, as provided in paragraph (b) of Section 13, allowing Tenant to erect an exterior lift.  Subject to the provisions of Section 7 above, Tenant shall reimburse Landlord, as Additional Rent, within 15 days following a demand therefor, for all reasonable and actual costs incurred by Landlord in connection with Alterations.

(b)   Alterations which are in the nature of replacements of items that are the property of Landlord shall become the property of Landlord except that, upon the termination of this Lease, Tenant may elect to remove all or part of such Alterations and replace them with materials of the same quality as those originally replaced.  Alterations which are not in the nature of replacements of items that are the property of Landlord shall remain the property of Tenant and may be removed by Tenant, provided the Alterations can be removed without causing material damage to the Premises or the Project.  In the event Tenant removes any Alterations, Tenant agrees to repair all damage to the Project caused by the removal and to restore the Project to a condition no less than its condition immediately prior to the removal, reasonable wear and tear excepted.  Upon termination of this Lease, any Alterations left on the Project shall become the property of Landlord.

9.   PERSONAL PROPERTY OF TENANT

Tenant shall remove all of Tenant’s personal property at the termination of this Lease.  If Tenant fails to remove any personal property, such items shall be treated as abandoned and become the property of Landlord, and Landlord may remove the same from the Premises at Tenant’s expense.  Tenant agrees to pay to Landlord as Additional Rent the cost of such removal, together with the rental that Landlord would otherwise have received if such personal property had been timely removed. Such Additional Rent shall be due and payable upon receipt by Tenant of a written statement of costs and rent from Landlord.  Notwithstanding anything to the contrary contained herein, Landlord hereby specifically disclaims, waives and disavows any statutory, contractual or common law lien or right of distraint, if any, attaching or related to Tenant’s personal property, including without limitation, all equipment, furniture, inventory or trade fixtures.  Upon the request of Tenant, Landlord shall execute and deliver any commercially reasonable real estate consent or waiver forms submitted by any vendors, lessors, chattel mortgagees or holders or owners of any trade fixtures or equipment setting forth the fact that Landlord waives, in favor of such vendors, lessors, chattel mortgagees or any holders or owners, any lien, claim, interest or other right superior to that of such vendors, lessors, chattel mortgagees, owners or holders.

10.   LIENS

(a)   If any lien is filed against the Premises or the Project for work, labor, services, or materials, furnished, performed, or supplied to Tenant (or claimed to have been furnished, performed, or supplied to Tenant), such lien shall be bonded or discharged by Tenant, at its sole cost and expense, within thirty (30) days after the date of filing by the payment thereof or by filing any bond required by law.  If Tenant shall fail to bond or discharge any such lien within said thirty (30) day period, Landlord may, at its option, discharge or bond the same.  Any amount paid by Landlord for that purpose and all reasonable expenses of Landlord, including but not limited to reasonable counsel fees, in defending any action or procuring the discharge of the lien with interest thereon at a rate equal to the Interest Charge from the date of payment shall be treated as Additional Rent and be paid by Tenant upon receipt by Tenant of a written statement of the costs from Landlord.

(b)   Tenant will defend, indemnify and hold Landlord harmless from and against any and all claims, damages and expenses (including reasonable attorneys' fees) incurred by Landlord arising from any lien filed against the Premises or the Project as a result of Tenant’s Alterations to, or Tenant’s occupation of, the Premises.

(c)   Notwithstanding paragraphs (a) and (b) of this Section, if any lien is filed against the Premises or the Project for work, labor, services, or materials furnished, performed, or supplied by Landlord at Landlord’s cost or at the request and cost of Tenant and Tenant has paid or reimbursed Landlord all costs and expenses due Landlord in connection with such work, that lien shall be sole responsibility of Landlord.

11.    MAINTENANCE BY TENANT

Tenant, at Tenant's sole expense, will keep the Premises, and the fixtures and equipment therein, in good order and condition (reasonable wear and tear excepted), will suffer no waste or injury thereto and will perform all non-structural maintenance and repairs to the interior of the Premises and all fixtures and equipment therein.  Notwithstanding the preceding sentence, Tenant shall not be liable for the maintenance and repair of the HVAC, elevators, plumbing, electrical systems serving the Building or the Premises, or the floors (except coverings) or roof, exterior walls and concrete ceilings serving the Building or the Premises.  To the extent any maintenance required to be performed by Tenant pursuant to this Section is covered by insurance proceeds or a condemnation award (or payment in lieu thereof) payable to Landlord, Landlord shall promptly pay those proceeds or award to Tenant upon receipt thereof.

12.   SIGNS

(a)   No sign, advertisement, or notice shall be inscribed, painted, affixed, or displayed on any part of the outside or the inside of the Building or on the windows without Landlord’s prior consent, which consent shall not be unreasonably conditioned, delayed or withheld, and then only in such place, number, size, color, and style (e.g., Building standard lettering) as is reasonably permitted by Landlord.  If any such sign, advertisement, or notice is exhibited without first obtaining Landlord’s consent as aforeseaid, Landlord shall have the right to remove the same and Tenant shall be liable for any expense incurred by the removal.  This paragraph (a) shall not be applicable to signs or notices visible only from within the Premises.  Furthermore, Landlord hereby acknowledges and agrees that all of Tenant’s existing signage shall be permitted under the terms of this Section 12.

(b)   Landlord agrees to display Tenant’s firm name and the name of any permitted subtenants of Tenant on the Building directory(ies) in the size and style of lettering used by Landlord.  Landlord agrees to display on the Building directory(ies) the name of each person working in the Premises, as selected by Tenant, and the name of each person working for any permitted subtenant occupying the Premises, as selected by that subtenant, but only to the extent that the number of names does not exceed one such name per 400 Rentable Square Feet of the Premises.

13.   DELIVERIES

(a)   No furniture, equipment, or other bulky matter of any description will be received into the Project except in the manner and during the time reasonably approved by Landlord.  All moving of furniture, equipment and other material within the public areas shall be under the control and supervision of Landlord who shall, however, not be responsible for any damage to or charges for moving the same.  Landlord shall have the right to determine the load capabilities of the elevators of the Building and the Garage and to determine whether Tenant’s property can be safely transported in the elevators.  Tenant agrees to remove promptly from the sidewalks adjacent to the Building, and from all common areas of the Project, any of Tenant’s furniture, equipment, or other material there delivered or deposited.

(b)   Landlord shall provide one freight elevator which, subject to maintenance problems which are promptly being addressed, shall be available during normal business hours to receive routine deliveries.  The freight elevator shall be available for the non-exclusive use of Tenant without cost to Tenant.  The freight elevator shall also be available during non-business hours for the non-exclusive use of Tenant on a first-come, first-served basis upon reasonable notice to Landlord.  If materials are so bulky as not to be reasonably accessible by freight elevator, Landlord shall cooperate in arrangements for exterior lifts to the Premises upon advance notice by Tenant and at Tenant’s sole cost and expense.

14.   TENANT’S EQUIPMENT

(a)   Tenant will not install or operate in the Premises, without first obtaining the prior consent of Landlord, which consent shall not be unreasonably conditioned, delayed or withheld, any electrically operated equipment or other machinery other than typewriters, word processing machines, adding machines, computers, radios, televisions, tape recorders, dictaphones, communications equipment, bookkeeping machines, printing and duplicating equipment, clocks, water fountains, coffee machines, soda dispensers, phone systems, computer networks and other business machines and equipment normally employed for general office use.

(b)   If any portion of Tenant’s equipment shall require electric consumption in excess of the capacity of the electrical systems in the Premises, all additional transformers, distribution panels, and wiring that may be reasonably required shall be installed by Landlord at the expense of Tenant.  Landlord shall provide Tenant reasonable access to and the use of the utility risers serving the Building for purposes of Tenant’s utility needs within the Premises.

(c)   Tenant shall not install any equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to, or any changes in the use of, the heating, plumbing, HVAC, or electrical systems of the Premises or the Project without first obtaining the prior consent of Landlord, which consent shall not be unreasonably conditioned, delayed or withheld.  If the installation of any of Tenant’s equipment in Landlord’s reasonable opinion requires modification to the Project’s systems, Landlord shall so inform Tenant and as a condition to Landlord’s approval, Tenant shall agree to pay for all costs incurred by Landlord to make the appropriate modifications.  Business machines and mechanical equipment belonging to Tenant and any use by Tenant of the Premises which causes noise, dust, odor, impure air, electrical interference or vibration that is transmitted to the structure of the Project or to any space outside of the Premises to such a degree as to be reasonably objectionable to any other tenant in the Building shall be installed and maintained or such use shall be carried on by Tenant, at Tenant’s expense, by means of such devices sufficient to reduce the noise, dust, odors, impure air, electrical interference or vibration to levels ordinarily found in similar office buildings.

(d)   Landlord shall have the right to prescribe the weight and position of all heavy equipment and fixtures, including, but not limited to, data processing equipment, record and file systems, and safes that Tenant intends to install or locate within the Premises.  Tenant shall obtain Landlord’s prior review and approval, which approval shall not be unreasonably conditioned, delayed or withheld, before installing or locating heavy equipment or fixtures in the Premises.  If installation or location of such equipment or fixtures in Landlord’s reasonable opinion requires structural modifications or reinforcement of any portion of the Premises or the Project, Landlord shall so inform Tenant and, as a condition to Landlord’s approval, Tenant shall agree to pay for all costs incurred by Landlord to make the appropriate modifications or reinforcements.  All modifications or reinforcements shall be completed prior to the installation or location of such equipment or fixtures in the Premises.  Notwithstanding the foregoing, Landlord hereby approves of Tenant’s current configuration for its heavy equipment and fixtures located within the Premises.

15.   INSURANCE

(a)   Landlord agrees to provide all risk property damage insurance on the Project for the full replacement value of the Project with deductibles in commercially reasonable amounts.  Landlord hereby releases Tenant from any liability for damage caused by any of the perils insured thereunder.  Landlord shall secure an appropriate clause in, or an endorsement upon, each all risk property policy, or rent insurance or other consequential loss policy, indicating the insurance company’s agreement to waive subrogation or permitting the insured prior to any loss to waive the insurance company’s rights to subrogation against any third party.

(b)   Tenant agrees to insure its personal property and any leasehold improvements which are made by Tenant in the Premises (other than the Tenant Improvements), on an all risk basis in an amount not less than the replacement cost.  Notwithstanding anything to the contrary contained in this Lease, Tenant hereby releases Landlord from any liability for damage caused by any of the perils insured thereunder to the extent Tenant is entitled to receive insurance proceeds therefor.  Tenant shall secure an appropriate clause in, or an endorsement upon, each property damage policy and business interruption or other consequential loss policy, indicating the insurance company’s agreement to waive subrogation or permitting the insured prior to any loss to waive the insurance company’s rights of subrogation against any third party.

(c)   With respect to third party liability, Landlord shall defend, indemnify and hold Tenant harmless from and against any and all injury, loss, claim, or damage to any person or property occasioned by any act, neglect or default of Landlord.

(d)   With respect to third party liability, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all injury, loss, claim, or damage to any person or property occasioned by any act, neglect or default of Tenant.

(e)   Landlord will provide and keep in force commercial general liability insurance including premises coverage and contractual liability coverage with respect to the Project, the Building and the Common Areas.  The required limits of liability under the policies will be those usual to the business of Landlord, but not less than $2 million per occurrence.  All insurance carried by Landlord pursuant to this Section 15(d) shall be primary and non-contributory with respect to any insurance carried by Tenant.

(f)   Tenant will provide and keep in force commercial general liability insurance including premises coverage and contractual liability coverage with respect to the Premises.  The required limits of liability under the policies will be those usual to the business of Tenant, but not less than $2 million per occurrence.  All insurance carried by Tenant pursuant to this Section 15(e) shall be primary and non-contributory with respect to any insurance carried by Landlord.

(g)   Notwithstanding anything to the contrary contained in this Lease, except to the extent that either party receives insurance proceeds as the result of consequential damages to the other, and except for any breach by Tenant of its obligations pursuant to Section 36 of this Lease, neither Landlord nor Tenant shall be responsible for nor reimburse the other for any consequential damages to the other (including, without limitation, business interruption losses or losses of rents) by reason of the operation of this Section.

(h)   All insurance that Landlord and Tenant are required to carry and maintain pursuant to this Section shall at all times be with good and responsible insurance companies, licensed to do business in the State of New York, and having a Best’s rating of A-VII or better.  Tenant’s commercial general liability insurance policy shall name the Landlord as an additional insured and shall also contain a provision by which the insurer agrees that such policy shall not be canceled except after at least 10 days’ written notice to Landlord.  Tenant shall promptly provide Landlord certificates evidencing insurance required hereunder.

(i)   Upon Landlord's reasonable request at any time during the Term, but no more frequently than once during any five year period, Tenant shall promptly, at Tenant's sole expense (i) increase the amounts of the insurance required to be carried by Tenant pursuant to this Article 10 to then customary amounts, as determined by Landlord in Landlord’s good faith discretion, and (ii) obtain for the Premises such other types of insurance coverage and in such amounts as are then customary for Class A office buildings in the downtown Rochester area, as determined by Landlord in Landlord’s good faith discretion.

16.   CONTRACTOR’S INSURANCE

Tenant shall require any contractor performing substantial construction work on the Premises (“Contractor”) to carry and maintain, at no expense to Landlord, and Landlord shall require any Contractor performing substantial construction work on the Project to comply with the following provisions:

(a)   To the extent permitted by law, any Contractor shall defend, indemnify and hold harmless Landlord and Tenant, their respective successors and assigns, from and against any and all Loss and Expense arising or alleged to arise from personal injuries, including death, or damage to property of any kind by whomsoever owned, including the loss of use thereof, resulting from, arising out of or caused by, or claimed to have been caused in connection with, work performed by any such Contractor, including, without limitation, all liability imposed by virtue of any law designed to protect persons employed at the work site, except that nothing herein shall obligate any Contractor to indemnify Landlord or Tenant for any Loss and Expense arising out of the negligence or willful misconduct of Landlord and/or Tenant, as the case may be.

(b)   Any Contractor shall procure and maintain at their own expense and from insurers acceptable to Landlord and Tenant, such insurance policies as will fully protect such Contractor, Landlord and Tenant from all claims for injuries or damages, including reasonable attorneys’ fees, by whomever caused, arising out of the performance of work performed by any such Contractor, whether before or after its completion.  Any Contractor shall also maintain at its own expense any other insurance required by law, including the following:

General Liability, including Completed	$1,000,000 (per occurrence)
Operations and Contractual Liability	$2,000,000 (aggregate)

Automobile Liability	$1,000,000(combined single limit)

Umbrella Liability	$1,000,000

Worker’s Compensation including	Statutory
Employer’s Liability

New York State Disability	Statutory

Owner’s and Contractor’s	$2,000,000 (per occurrence)
Protective Liability	$2,000,000 (aggregate)
Only if required by Landlord or Tenant

In addition, any Contractor having a contract in excess of $100,000 and/or which will involve work on the outside of the Building (including on the roof) or other work reasonably deemed excessively dangerous by Landlord or Tenant will have umbrella liability coverage of no less than $5,000,000.

Landlord and Tenant shall each be named as an additional insured on all of these polices, including the coverage for ongoing and completed operations, except Worker’s Compensation.  All such policies shall be primary and non-contributory over any and all collectible insurance, and shall provide that they will not be canceled, allowed to expire or restrictively modified without ten (10) days’ prior written notice to Landlord and Tenant.  Landlord and Tenant each reserves the right to request, at any time, a certified copy of Contractor’s insurance policies for the period of time in which Contractor performs work for Landlord or Tenant.  In the event that any Contractor fails to obtain or maintain any required insurance, Tenant shall, on request of Landlord, terminate the contract or subcontract.

(c)   To the extent permitted by applicable law, any Contractor’s indemnification and insurance obligations to Landlord and Tenant shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or from the Contractor under worker’s compensation acts, disability benefit acts or other employee benefit acts.

(d)   Any Contractor shall waive all rights against Landlord and Tenant, and their respective officers, directors partners and employees, for recovery of losses, expenses or damages to the extent covered by available insurance.

17.   SERVICES AND UTILITIES

(a)   Landlord agrees to operate and maintain the Project in a manner that shall be equivalent to or better than that generally found in other first-class, multi-tenanted office buildings located in downtown Rochester, New York.

(b)   Landlord shall provide to the Premises:

(xi)   first-class management services;

(xii)   hot and cold water for all lavatories and supplies for all lavatories;

(xiii)   water coolers;

(xiv)   at least six automatically operated passenger elevators, at least three of which shall be in operation during non-business hours, and one freight elevator during normal business hours;

(xv)   maintenance, painting and electric lighting for all common areas and special service areas in the Building and the Garage;

(xvi)   a security system to restrict access to the Building after normal business hours;

(xvii)   window cleaning, both inside and outside the Premises;

(xviii)   trash removal from a central trash room;

(xix)   to the floors on which the Premises will be located, the capacity to cool the Premises during the cooling season (to the extent not prohibited by law, to a range of 74 to 78 degrees Fahrenheit) and heat the Premises during the heating season (to the extent not prohibited by law, to a range of 70 to 74 degrees Fahrenheit), along with a reasonable amount of humidification on a 24-hour, 365 days a year basis, subject to any obligations Tenant may have to pay the charges relating thereto as provided in Section 5 of this Lease;

(xx)   electricity and proper electrical facilities to furnish electricity to the floors on which the Premises will be located for equipment of Tenant;

(xxi)   security service for the Building, the Premises and the Garage;

(xxii)   fire detection and suppression systems for the building (including maintenance thereof);

(xxiii)   janitorial services in accordance with and on the schedule provided for in Exhibit B attached hereto and made a part hereof.

(c)   Tenant shall have access to the Building, the Premises and the Garage, on a 24-hour, seven-day per week basis during the Term.

(d)   Fluorescent tubes and other items of general office maintenance and repair will be provided to Tenant at Tenant’s request by Landlord for a fee (which shall be the same charge made by Landlord for all other Tenants of the Building).

(e)   Landlord’s inability to furnish the services described in paragraph (b) of this Section or any cessation thereof, either of which results from causes beyond the control of Landlord, shall not be construed as an eviction of Tenant or relieve Tenant from fulfillment of any covenant or agreement hereof.  Should any of the Building equipment or machinery cease to function properly for any cause beyond Landlord’s control, Landlord shall use due diligence to repair the same promptly.  Notwithstanding the foregoing, in the event that such services cannot be restored to the Building and/or the Premises within sixty (60) days after the date they are discontinued, Tenant shall have the right, but not the obligation, to terminate this Lease on written notice to Landlord.

(f)   During any period of tenant build-out of space in the Building, Landlord shall make all reasonable efforts to maintain clean, safe, esthetic access to the Building, the Premises and the Garage and to minimize noise, vibration, dirt, and interference with essential Building services.

18.   ENTRY FOR INSPECTIONS

(a)   Upon two days' prior written notice (which shall not be required if Landlord reasonably deems it to be an emergency) Tenant will permit Landlord, or its agents, employees or contractors, to enter the Premises at all reasonable times without charge to Landlord and without diminution of Rent, to examine, inspect, and protect the Project, and to make such repairs as in its reasonable judgment are necessary to maintain or protect the Project or, during the last 9 months of the Term, to exhibit the Premises to prospective tenants.  Tenant shall be entitled to have a representative present during any such entry into the Premises by Landlord or its agents, employees or contractors.  Landlord shall use reasonable efforts to minimize interference to Tenant’s business.  In the event of an emergency, Landlord may enter the Premises at all times and make whatever repairs are necessary to protect the Project.

(b)   Upon two days’ prior written notice, Tenant will permit Landlord, or its agents, employees, or contractors, to enter the Premises at all reasonable times without charge to Landlord and without diminution of the Rent to make installations related to the construction of tenant work being performed by Landlord for other tenants of the Building provided that the installations do not diminish the Rentable Square Feet of the Premises or prevent Tenant’s use of all or any material portion of the Premises (including, without limitation, the Tenant Improvements).  Tenant shall be entitled to have a representative present during any such entry into the Premises by Landlord or its agents, employees or contractors.  Landlord shall use reasonable efforts to minimize the interference with Tenant’s business.

19.   DAMAGE

(a)   If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed thirty percent (30%) of the replacement value of the Building (exclusive of foundation) immediately prior to the occurrence of the damage, or if more than fifty (50%) percent of the Premises is totally damaged or rendered wholly untenantable by fire or any other cause, Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant notice of its election to terminate this Lease ("Termination Notice").

(b)   If the Premises or the Building are damaged by fire or other insured cause to such an extent that Landlord determines, in its reasonable discretion, that the damage cannot be repaired within one hundred eighty (180) days from the date of the fire or other casualty, then Landlord shall promptly give Tenant notice of such determination (“Repair Notice”) and (i) Landlord may terminate this Lease by Termination Notice given to Tenant within sixty (60) days after the date of the damage and (ii) Tenant may terminate this Lease by Termination Notice given to Landlord within 60 days after the date Tenant receives the Repair Notice.

(c)   The date any Termination Notice is given pursuant to Sections 19(a) or 19(b) above, shall be referred to herein as the "Notice Date."  Any Termination Notice shall specify a termination date, which termination date shall be no sooner than the date that is 30 days after the Notice Date, and no later than 60 days after the Notice Date, and this Lease and the Term shall terminate on the date specified in the Termination Notice as though that day were the last day of the Term.  In that event, the Rent shall be abated on a pro rata basis based on the proportion of the rentable area of the Premises that Tenant was able to use from the date of the damage through the date of termination.

(d)   Unless this Lease is terminated by Landlord or Tenant as provided in Sections 19(a) or 19(b) above, Landlord shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control and delays in making of insurance adjustments by Landlord and Rent will be abated on a pro rata basis during the repair period based on the proportion of the rentable area of the Premises that Tenant is unable to use during the repair period.  Landlord shall have no obligation to repair any damage to, or replace, Tenant’s Alterations or other property located in the Premises, other than the Tenant Improvements.

20.    DEFAULT AND REMEDIES

(a)   If:

(i)   Tenant shall fail to pay when due any installment of Rent, and such failure shall continue for a period of ten (10) days after notice from Landlord; or

(ii)   Tenant shall violate or fail to perform any of the other material conditions, covenants, or agreements of this Lease made by Tenant, and such violation or failure to perform any of those material conditions, covenants or agreements shall continue for a period of thirty (30) days after written notice thereof by Landlord or, in cases where the violation or failure to perform cannot be corrected within thirty (30) days, Tenant shall not promptly begin to correct the violation or failure to perform within thirty (30) days after receiving Landlord’s written notice or shall thereafter fail to diligently pursue the correction of the violation or failure to perform; or

(iii)   Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises; or

(iv)   if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed, or if, within sixty (60) days after the appointment, without the consent or acquiescence of Tenant or any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within sixty days after the expiration of any such stay, such appointment shall not have vacated,

Landlord may give to Tenant a notice of intention to end the Term at the expiration of five days from the date of the giving of the notice.  In the event the notice described in the preceding sentence is given, this Lease and the Term (whether or not the Term shall theretofore have commenced) shall terminate upon the expiration of five days with the same effect as if the last of the five (5) days were the expiration of the Term.

(b)   If the Term is ended pursuant to paragraph (a) of this Section, Landlord or Landlord’s agents may immediately or at any time thereafter re-enter into or upon the Premises pursuant to legal process and repossess the same and may remove any persons or property therefrom, without being liable to indictment, prosecution or damages therefor, without relinquishing Landlord’s right to damages or any other right given Landlord by this Lease or by operation of law, to the end that Landlord may have, hold and enjoy the Premises again as and of its first estate and interest therein.  The words “re-enter”, “re-entry”, and “re-entering” as used in this Lease are not restricted to their technical legal meanings.

(c)   In the event of any termination of this Lease (a) under this Section 20; (b) by or under any summary or other proceedings or action; or (c) by any other measure undertaken by Landlord for the enforcement of its right of re-entry, any such termination of this Lease being herein called a “Default Termination”, Tenant shall pay to Landlord the Rent up to the time of the Default Termination and all damages payable by Tenant as provided in this Lease or pursuant to law.  Landlord shall be entitled to apply all moneys, if any, paid by Tenant to Landlord, whether as advance Rent or otherwise against any Rent or damages payable by Tenant as provided in this Lease or pursuant to law.

(d)   In the event of a Default Termination, Tenant will pay to Landlord as damages, at the election of Landlord, either:

(i)   an amount which, at the time of the Default Termination, represents the then value (i.e., discounted to the then present value at the prime rate of JPMorgan Chase Bank, or such other commercial bank as shall be selected by Landlord in the event that JPMorgan Chase Bank shall cease to provide a prime lending rate) of the aggregate of the Rent which, had this Lease not so terminated, would have been payable hereunder by Tenant for the period commencing with the day following the date of the Default Termination and ending with the expiration of the Term; provided, however, that Landlord shall remit to Tenant, within thirty (30) days after receipt thereof by Landlord from any replacement tenant of all or any portion of the Premises, the Net Rents, if any, from re-letting the Premises for all or any portion of the balance of the Term set forth in this Lease; or

(ii)   amounts equal to the Rent which would have been payable by Tenant under this Lease except for the Default Termination, payable upon the due dates specified in this Lease for the payment of Rent for the full Term, provided, however, that Landlord shall credit Tenant, within thirty (30) days after receipt thereof by Landlord from any replacement tenant of all or any portion of the Premises, with any Net Rents from re-letting during the balance of the Term set forth in this Lease.

(e)   “Net Rents” shall be determined by first deducting from the gross proceeds received by Landlord from re-letting the Premises the actual out-of-pocket expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the reasonable expenses of re-letting, including altering and preparing the Premises for general office use by new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such re-letting, it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining term of this Lease.  Landlord shall remit the Net Rents to Tenant only as and when received after first paying all the expenses of re-letting as aforesaid.

(f)   Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired but for the Default Termination.

(g)   Nothing in this Section shall limit or preclude the recovery by Landlord from Tenant of any sums or damages which, in addition to the damages particularly provided above, Landlord may lawfully be entitled to by reason of the occurrence of any event of default.  Except for the remedies described in subparagraphs (i) and (ii) of paragraph (d), which shall be exclusive with respect only to each other, the remedies specified in this Section are cumulative and shall be in addition to every right or remedy now or hereafter existing at law, in equity, by statute or otherwise, and the exercise by Landlord of any one or more of the rights or remedies provided for in this Section or now or hereafter existing at law, in equity, by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies now or hereafter existing at law, in equity, by statute or otherwise.

(h)   Notwithstanding anything to the contrary contained herein, in the event of a Default Termination, each of Landlord and Tenant will use reasonable efforts to mitigate their respective damages under this Lease.  However, Landlord will not be obligated to accept less than the then current market rent for the Premises; lease (or accept an assignment or sublease) to a then existing tenant of the Building if Landlord is then offering space in the Building for lease; deviate from its then established guidelines for tenants including without limitation use, experience, reputation, and creditworthiness; expand or contract the Premises; extend the term of this Lease; or expend any money on behalf of a new tenant.  Without limiting the generality of the foregoing, the duty of Landlord to mitigate its damages contained in this Section 20(h) shall apply in either case where Landlord elects to exercise its remedies under Section 20(d)(i) or Section 20(d)(ii) hereof.

21.   WAIVER

If either party shall institute legal or administrative proceedings against the other and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of either party’s obligations to comply with any covenant, agreement or condition, nor of either party’s rights under this Lease, except as to the specific matter compromised or settled.  No waiver by either party of any breach of any covenant, condition, or agreement in this Lease shall operate as an invalidation or as a continuous waiver of such covenant, condition, or agreement itself, or of any subsequent breach thereof.  No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

22.   SUBORDINATION; ATTORNMENT

This Lease is subject and subordinate to the lien of any mortgages (which term “mortgages” shall include deeds of trust and similar security instruments) that may now or hereafter encumber or otherwise affect the Project or Landlord’s interest in the Premises, and to any renewals, extensions, modifications, recastings, or refinancings of any mortgages. In confirmation of the subordination, Tenant shall, at Landlord’s request, promptly execute all appropriate certificates or other documents requested by Landlord.  As a condition precedent to the effectiveness of this Lease, Tenant must receive a subordination, non-disturbance and attornment agreement from the holder of any mortgage in form and substance that is commercially reasonable ("SNDA").  Landlord will make good faith efforts to assist Tenant in obtaining the SNDA, and Tenant and Landlord shall each pay fifty percent (50%) of any legal fees Landlord's mortgagee may charge associated therewith.  The SNDA will, among other things, provide that Tenant will not be disturbed by the holder of the mortgage so long as Tenant is in compliance with the terms, covenants and conditions of this Lease.  Tenant agrees within fifteen (15) days after demand to execute, acknowledge and deliver to the owners of the fee or leasehold estate, without expense to them, any instrument that may be necessary or proper to confirm this subordination of this lease and all of the rights herein contained to the lien or liens created by any such instruments.  It is further agreed that any mortgage lender may at its option elect to make this lease superior to its mortgage by written notice thereof to Tenant.

23.    SERVICE OF PROCESS

(a)   Landlord will at all times have a Monroe County, New York address for the service of process, issuance and receipt of all notices, and instituting, prosecuting, and defending legal actions on behalf of Landlord under this Lease.  Landlord may from time to time name a substitute agent for service of process so long as the substitute agent has an address in Monroe County, New York.

(b)   Tenant will at all times have a Monroe County, New York address for the service of process, issuance and receipt of all notices, and instituting, prosecuting, and defending legal actions on behalf of Landlord under this Lease.  Tenant may from time to time name a substitute agent for service of process so long as the substitute agent has an address in Monroe County, New York.

(c)   If:  (i) either Landlord or Tenant fails to designate an agent in Monroe County, New York for service of process; or (ii) the agent previously designated by either Landlord or Tenant is no longer in existence or located in Monroe County, New York, that party hereby consents to the personal jurisdiction of all courts in the State of New York in any action pertaining to this Lease and to service of process by mail sent to the last known address.

(d)   Landlord and Tenant agree that the exclusive venue for any suit, action or other legal proceeding arising out of this Lease shall be Monroe County, State of New York.

24.   ESTOPPEL CERTIFICATES

(a)   Tenant agrees, at any time and from time to time, upon not less than five (5) days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord or any other person or entity designated by Landlord with an interest in purchasing, acquiring, leasing or financing the Project or any portion thereof or interest therein, a statement in writing:  (a) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) stating the dates to which the Rent hereunder has been paid by Tenant; (c) stating whether or not, to the best knowledge of Tenant, Landlord is in default of the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each default of which Tenant may have knowledge; (d) stating the address to which notices to Tenant should be sent; (e) except as required under this Lease, agreeing not to pay Rent more than 30 days in advance; and (f) making any other statement reasonably requested by Landlord concerning this Lease.  Any such statement may be relied upon by any owner of the Project, any prospective purchaser of the Project, any mortgagee or prospective mortgagee of the Project or of Landlord’s interest, or any prospective assignee of any such mortgage.

     (b)           Landlord agrees, at any time and from time to time, upon not less than five (5) days’ prior notice by Tenant, to execute, acknowledge and deliver to Tenant or any other person or entity designated by Tenant with an interest in purchasing or acquiring Tenant’s interest in this Lease or in subleasing the Premises or a statement in writing:  (a) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications); (b) stating the dates to which the Rent hereunder has been paid by Tenant; (c) stating whether or not, to the best knowledge of Landlord, Tenant is in default of the performance of any covenant, agreement or condition contained in this Lease, and if so, specifying each default of which Landlord may have knowledge; (d) stating the address to which notices to Landlord should be sent; (e) making any other statement reasonably requested by Tenant concerning this Lease.  Any such statement may be relied upon by any owner of the Tenant, lender to the Tenant , or any prospective or permitted sublessee or assignee of Tenant’s rights under this Lease.

25.   CONDEMNATION

(a)   If the whole or a substantial part of the Premises or the Building shall be condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, then the Term of this Lease shall cease and terminate as of the date when title vests in such governmental authority and Rent shall abate thereon.  Tenant may elect to make a separate claim against the condemning authority for a separate award for the value of any of Tenant’s tangible personal property and trade fixtures, for moving and relocation expenses, and for such business damages or consequential damages as may be allowed by law.

(b)   If less than a substantial part of the Premises is condemned or acquired in lieu of condemnation by any governmental authority for any public or quasi-public use or purpose, the Base Rent and Additional Rent shall be equitably adjusted on the date when title vests in such governmental authority, and this Lease shall otherwise continue in full force and effect.

(c)   For purposes of this Section, a “substantial part of the Premises” shall be considered to have been taken if Tenant, in its commercially reasonable judgment, determines that the remaining Premises cannot be used as offices by Tenant.  Without limiting the generality of the foregoing, a “substantial part of the Building” shall be considered to have been taken if:  (i) twenty-five percent (25%)or more of the Building is condemned (whether or not the Premises shall have been condemned); and (ii) Landlord elects to demolish the remainder of the Building.

(d)   This Lease shall not be affected if the taking authority by the exercise of its power of eminent domain shall take the use or occupancy of the Premises or the Building or any part thereof for a temporary period of less than six (6) calendar months  During any such temporary taking, Tenant shall continue to pay, in the manner and at the times specified in this Lease, the full amounts of the Rent payable by Tenant under this Lease.  Except only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the taking authority, Tenant shall continue to perform and observe all its other obligations under this Lease, as though the temporary taking had not occurred.  Tenant shall be entitled to receive the entire amount of any award made for the temporary taking to the extent that the taking and the award relate to the Premises (including, without limitation, the Tenant Improvements), whether paid by way of damages, rent, or otherwise, unless the period of temporary use or occupancy shall extend to or beyond the expiration date of the Term of this Lease, in which case the award shall be apportioned between Landlord and Tenant as of the date of expiration of the Term, but Landlord shall in that circumstance receive the entire portion of the award that is attributable to physical damage to the Premises and the restoration thereof to the condition immediately prior to the taking.  Tenant covenants that, upon the termination of any temporary taking, prior to the expiration of the Term, it will, at its sole cost and expense, restore the Premises (including, without limitation, the Tenant Improvements), as nearly as may be reasonably possible, to the condition in which the same were immediately prior to the temporary taking, but only after and to the extent that Tenant receives a condemnation award for such temporary taking.

26.   BUILDING RULES

Tenant, its agents, clients, invitees and employees, shall abide by and observe such reasonable rules as may be promulgated from time to time by Landlord for the operation and maintenance of the Building.  Notwithstanding the foregoing, Tenant shall not be bound by any such rule unless and until thirty (30) days after receipt of a copy of such rules.  Furthermore, such rules must be equally applicable to all tenants of the Building.  Landlord hereby covenants and agrees with Tenant that Landlord will not shall not discriminate against Tenant in the enforcement of any rules adopted by Landlord as aforesaid.

27.    RIGHT TO CURE

     (a)           If Tenant defaults in the making of any payment to any third party or in doing any act required to be made or done by it for or on behalf of any third party beyond any applicable cure periods, then Landlord may, but shall not be required to, make such payment or do such act.  Landlord shall promptly notify Tenant thereof and the amount of the expense, with interest thereon at a rate equal to the Interest Charge accruing from the date paid by Landlord until payment is made to Landlord, shall be paid by Tenant to Landlord and shall be due and payable upon receipt of a written statement.  The making of such payment or the doing of such act shall not prevent Landlord from the pursuit of any remedy to which it would otherwise be entitled under this Lease or at law.

         (b)    If Landlord has not cured a Landlord’s default within the applicable notice and/or grace periods and if such uncured Landlord’s default substantially interferes with the operations of Tenant’s business and use of the Leased Premises then, in such event, Tenant shall have the right, upon twenty (20) days’ advance written notice to Landlord, to cure Landlord’s default, provided, however Tenant may only exercise its rights pursuant to this Section 27(b) if the applicable cure does not involve work affecting any structural portion of the Building.  If Tenant exercises its right to cure Landlord’s default in accordance with this paragraph (b) of this Section 27, Tenant shall comply with all building codes and other appropriate governmental regulations, shall use fully qualified contractors and shall conform to the standards of the Building.  If Tenant at any time pays any sum in exercising its rights pursuant to this Section 27 (b), such sum shall be reimbursed to Tenant from Landlord upon written demand, with interest at the Interest Charge.  The remedies granted Tenant hereunder shall be cumulative and shall not exclude any other remedy allowed by law or in equity, unless expressly waived or limited herein, and shall not prevent the enforcement of any claim Tenant may have against Landlord.

28.    TIME FOR PAYMENT

Except with respect to Rent which shall be due as provided in this Lease, whenever in this Lease either party is required to pay a sum of money to the other, such payment shall be made within 15 days of demand therefor.  If any sum due under this Lease (other than Rent) is not received in collected funds within fifteen days after demand, the party to whom the sum is due shall have the right to collect interest on that sum at a rate equal to the Interest Charge commencing on the date of demand and including the date the payment is received in collected funds.  If payment is made by check, funds shall be deemed to be collected on the day following delivery of the check if the check is drawn on a local bank and otherwise five days after the check is delivered.

29.   NO PARTNERSHIP

Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

30.   LANDLORD REPRESENTATIONS

(a)   Neither Landlord nor any agent or employee of Landlord has made any representations or promises with respect to the leasing of the Premises or the Project except as expressly set forth in this Lease and no possessory rights, privileges, easements or licenses in the Premises or the Project are acquired by Tenant except as set forth in this Lease.

(b)   Landlord represents that, to the best of Landlord's knowledge, the Project, the Building, the Premises and the common areas associated therewith currently comply with all applicable federal, state and municipal codes and regulations, including the Americans with Disabilities Act.

(c)   Any approval by Landlord of Tenant's proposed plans and specifications for the Tenant Improvements shall not constitute a representation or warranty by Landlord that the Tenant Improvements will comply with applicable laws and regulations.

(d)   Landlord is the lessee pursuant to a lease between the County of Monroe Industrial Agency, as lessor and Landlord, as lessee, whereby Landlord has a leasehold interest in and to the Project, the Building and the Premises and has the power and authority to enter into this Lease and that except for the consent of Landlord’s mortgagee as required by Paragraph 46 hereof, no other consents or approvals of third parties are required in connection with the execution and performance of this Lease by Landlord.

(e)   The execution, delivery and performance of this Lease by Landlord will not interfere with or constitute a breach of or default under any material contract or agreement to which Landlord is a party or by which it is bound.

(f)   Tenant will not be prevented from or restricted in conducting any part of its primary business in or from the Premises or in exercising any of the rights granted with respect to the common area because of any unrecorded restriction, covenant, lease, encumbrance, or agreement entered into by Landlord.

(g)   There is no pending or, to the best of Landlord’s knowledge, threatened condemnation action relative to all or any portion of the Project, the Building and/or the Premises.

31.   SUBLETTING AND ASSIGNING

(a)   Tenant shall have the right to assign this Lease in its entirety or to sublease all or any portion of the Premises without the consent of Landlord to: (i) any entity resulting from a merger or consolidation with Tenant and (ii) any entity succeeding to the business and assets of Tenant.  Any other assignment or sublease shall be made only with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  Landlord shall approve or deny in writing Tenant’s assignment and/or sublease request within a commercially reasonable time frame as required by Landlord’s lender.  Tenant agrees that, Landlord will be deemed to have reasonably withheld its consent to any proposed assignment if, without limitation, Landlord reasonably determines that the proposed assignee does not have an adequate financial worth and/or financial stability in light of the Tenant's obligations under this Lease, or the proposed assignee's financial condition does not otherwise meet the criteria Landlord uses to select Building tenants having similar leasehold obligations as of the date the consent is requested.

(b)   No subletting shall operate or be construed as a waiver or release of Tenant from the terms of any covenant or obligation of this Lease.  As assignment of this Lease by Tenant and approved by Landlord in accordance with Section 31(a) above shall fully release Tenant from any and all obligations arising under this Lease from and after the date of the assignment.

(c)   If this Lease is assigned to any person or entity pursuant to the provisions of the federal bankruptcy code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), any monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code.  Any monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

32.   BROKERS

Landlord and Tenant each represents and warrants to the other that except for Broadstone Real Estate LLC ("Broadstone"), which has been retained by Landlord, and CB Richard Ellis/Rochester, NY LLC (“CB”), which has been retained by Tenant, neither Landlord nor Tenant has employed any other broker in carrying on the negotiations relating to this Lease.  Landlord shall be responsible for payment of any real estate commission to Broadstone and CB relative to this Lease including, but not limited to the ROFO and/or the Contraction Option pursuant to separate written agreements.  Each party agrees to defend, indemnify and hold the other harmless from and against any claim or claims of any other brokers for brokerage or other commissions arising from the negotiation of this Lease.  The obligations contained in the foregoing sentence of each party under this Lease shall survive the execution and delivery of this Lease, as well as the expiration and/or the termination of this Lease.

33.   WAIVER OF JURY TRIAL; INJUNCTIONS

(a)   Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other in respect of any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, and Tenant’s use or occupancy of the Premises other than any action involving a claim for personal injury.

(b)   In the event of any breach by either party of its obligations contained in this Lease beyond all applicable notice, grace and cure periods, the other party, after giving 30 days’ written notice and opportunity to cure, shall be entitled to bring an action to enjoin such breach as though other remedies allowed at law or in equity or provided for under this Lease were not available.  The foregoing notice provision with respect to the right to bring an action to enjoin the breach shall not affect the notice and cure period set forth in Sections 20 or 27 with respect to other remedies.

34.   ENFORCEMENT OF LEASE

(a)   In the event Landlord is required or elects to take legal action to enforce against Tenant the performance of Tenant’s obligations under this Lease, Tenant shall reimburse Landlord for all of Landlord’s actual, out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Landlord in any successful prosecution of that legal action, together with interest thereon at a rate equal to the Interest Charge on the amount of the expense from the date paid by Landlord.

(b)   In the event Tenant is required or elects to take legal action to enforce against Landlord the performance of Landlord’s obligations under this Lease, Landlord shall reimburse Tenant for all expenses, including, without limitation, reasonable attorneys’ fees, incurred by Tenant in any successful prosecution of that legal action, together with interest thereon at a rate equal to the Interest Charge on the amount of the expense from the date paid by Tenant.

35.   NOTICES

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered in person, by registered or certified mail, return receipt requested, postage prepaid or sent by guaranteed overnight delivery (e.g. Federal Express) for next day delivery, to be confirmed in writing, by that courier, addressed as follows:  (a) if to Landlord, c/o Broadstone Real Estate, 140 Clinton Square, Rochester, New York 14604, Attention: Robert C. Tait; and (b) if to Tenant, at the Premises, Attention:  General Counsel, with a copy to Harris Beach PLLC, 99 Garnsey Road, Pittsford, New York 14534, Attention:  Charles W. Russell, Esq..  The party to receive notices and the place notices are to be sent for either Landlord or Tenant may be changed by notice given pursuant to the provisions of this paragraph to the party entitled thereto.  Notices given in any manner described above shall be deemed delivered when actually received by the applicable party.

36.   HOLDOVER

Tenant shall have the right to holdover upon the expiration of the Term at a monthly rent equal to 125% of the then current Base Rent and Additional Rent for the first two (2) months following the expiration or earlier termination of this Lease.  Thereafter, the holdover rent shall be increased to 150% of the Base Rent and Additional Rent in effect immediately prior to the expiration or earlier termination of this Lease.  Tenant shall not be allowed to holdover for more than six (6) months and, if Tenant holds over beyond such six (6) month period, Tenant shall defend, indemnify and hold Landlord harmless from and against any Loss and Expense that may arise out of any such holdover.

37.   END OF TERM

Upon the expiration or sooner termination of the term of this Lease, Tenant shall return the Premises to Landlord in the condition as otherwise provided in this Lease, except if the Lease is terminated pursuant to Section 19 and/ or Section 25 of this Lease, the damage causing the termination need not be restored by Tenant.  Notwithstanding the foregoing, Tenant shall not be required to restore the Premises to its original condition.  Furthermore, Tenant may remove from the Premises any trade fixtures, equipment, and movable furniture placed in the Premises by Tenant, whether or not the trade fixtures or equipment are fastened to the Premises.

38.   QUIET ENJOYMENT

Landlord covenants that it has the right to make this Lease for the Term, and that, if Tenant shall pay the Rent and perform all of the covenants, terms, and conditions of this Lease to be performed by Tenant, Tenant shall, during the Term, freely, peaceably, and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, except as otherwise provided pursuant to Section 22 of this Lease.

39.   ASSIGNABILITY BY LANDLORD

It is expressly understood and agreed that this Lease and all rights of Landlord hereunder shall be assignable by Landlord, subject to Tenant’s rights hereunder.

40.   SUCCESSORS AND ASSIGNS

Subject to the provisions hereof, this Lease shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

41.   PARKING

Landlord hereby represents and warrants to Tenant that Tenant shall have the right during the Term to seventy-seven (77) parking spaces in the Garage for use by Tenant or permitted subtenants and their respective employees.  Tenant shall enter into contracts for parking spaces with the Garage operator at the then prevailing rate for monthly parking contracts.  Parking contracts shall contain the same terms and conditions as are usually contained in contracts with all other tenants of the Building which are monthly parking customers of the Garage operator and the monthly rate to be paid by Tenant shall be subject to adjustment as and when the market rate changes for all other tenants of the Building.  In the event Tenant exercises the Contraction Option, the number of parking spaces shall be reduced accordingly at a rate of one space per 1,000 Rentable Square Feet.  In the event that the ROFO is exercised by Tenant, the number of parking spaces shall be increased accordingly at a rate of one space per 1,000 Rentable Square Feet.

42.   RIGHT OF FIRST OFFER.

Provided Tenant is not in default under this Lease, Tenant shall have an ongoing Right of First Offer (“ROFO”) throughout the Term to lease any space that is adjacent to the portion of the Premises located on the 2nd floor of the Building (“ROFO Space”).  In the event Tenant exercises its ROFO, the terms of such lease by Tenant of the applicable ROFO Space shall be under the same terms and conditions as this Lease, including the Base Rent rate, and Tenant shall be provided a $30.00 per Rentable Square Foot allowance for the applicable ROFO Space, with such allowance pro rated for the portion of the then remaining Initial Term as extended by the First Renewal Term or Second Renewal Term, as applicable.  This right shall not apply in the event that any existing tenant occupying the applicable ROFO Space shall exercise any renewal option to extend the term of its lease.  This right shall apply in the event that the lease of any existing tenant does not contain a renewal option presently contained in its Lease with Landlord as of the date hereof, but such existing tenant desires to extend the terms of its lease upon the expiration of the then current term.  During the term of this Lease, Landlord hereby covenants and agrees that it will not grant any second floor tenant of the Building a right to extend its lease term without first offering such space to Tenant under this Section 42.  Upon Landlord learning of a party interested in any Portion of the ROFO Space or prior to listing the ROFO space with a broker for lease, Landlord shall notify Tenant of its intention to begin negotiations in earnest for leasing of such ROFO Space (“Landlord’s Offer Notice”).  Within ten (10) business days after Landlord gives the Landlord’s Offer Notice, Tenant shall notify Landlord if Tenant desires to lease such ROFO Space (“Tenant’s Offer Notice”).  Promptly after Landlord receives Tenant’s Offer Notice, Landlord and Tenant will enter into an amendment to this Lease incorporating such ROFO Space.  If Tenant does not respond to Landlord’s Offer Notice within such ten (10) business day period, then Tenant shall be deemed to have waived its rights under this Section 42 with respect to such ROFO Space and Landlord may lease such ROFO Space to another party; provided, however, if (x) a valid and binding lease agreement for such ROFO Space is not executed within nine (9) months after Landlord gives Tenant Landlord’s Offer Notice for such ROFO Space, or (y) a valid and binding lease agreement for such ROFO Space is executed within such nine (9) month period, but such ROFO Space subsequently becomes available once again; then, in either event, the provisions of this Section 42 shall again become applicable with respect to such ROFO Space.

43.   RELOCATION

Notwithstanding anything to the contrary contained herein, Landlord shall have no right to relocate Tenant to any other space within the Building.

44.   GENDER

Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places in this Lease in which the content may require such substitution or substitutions.

45.   MISCELLANEOUS

(a)   This Lease, together with Exhibit A and Exhibit B contains and embodies the entire agreement of the parties hereto with respect to the lease of the Premises, and no representations, inducements, or agreements, oral, or otherwise, between the parties not contained and embodied in this Lease and the exhibits shall be of any force or effect.  This Lease and the exhibits may be modified, changed or terminated in whole or in part in any manner only by an agreement in writing signed by both parties.

(b)   This Lease shall be construed in accordance with the internal laws of the State of New York.

(c)   Section captions are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of any provision of this Lease nor in any other way affect this Lease.

46.   CONTINGENCIES

This Lease, and Landlord’s and Tenant’s rights and obligations hereunder, are contingent upon (i) Landlord obtaining written approval of this Lease from Landlord’s mortgagee (“Mortgagee Approval Contingency”) and (ii) Tenant obtaining the SNDA (“SNDA Contingency”).  If the Mortgagee Approval Contingency or the SNDA Contingency has not been satisfied by July 31, 2009, then either party shall be entitled to terminate this Lease by giving written notice to the other party on or before August 15, 2009.  If this Lease is terminated by either party pursuant to this Section 46, the Prior Leases shall remain in full force and effect and, provided Landlord obtains approval from Landlord’s mortgagee, the term of the Prior Leases shall be deemed to have been automatically extended until December 31, 2010.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be signed, as of the date above first written, in their names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.

                                                                LANDLORD:

CLINTON ASSET HOLDING ASSOCIATES, L.P..
By:           CS Broadstreet, Inc.
its general partner

By:  /s/ Robert C. Tait
Date:  July 6, 2009                                                                Title: President

                                                                TENANT:

HOME PROPERTIES, L.P.
By: Home Properties, Inc.
its general partner

By: /s/ Edward Pettinella
Date:   July 6, 2009                                                                Title: President and CEO